Exhibit 99.1

              iBasis Provides Update on SEC Filings and
                   Nasdaq Stock Market Proceedings

    BURLINGTON, Mass.--(BUSINESS WIRE)--May 30, 2007--iBasis (NASDAQ:
IBAS), the global VoIP company, today announced that it expects to finalize its restatement of prior period financial statements and complete the filing of its delinquent financial reports in June 2007. iBasis' failure to file the reports in a timely manner had resulted in the Company's non-compliance with the Nasdaq Stock Market's listing requirements.

    Update on Completion of SEC Filings

    As previously announced, a Special Committee of independent directors, appointed by the Board of Directors of the Company, conducted an internal investigation relating to stock options granted to the employees of the Company, the timing of such grants and their related accounting and tax treatment. On October 20, 2006, the Company disclosed that the Special Committee had concluded that the appropriate measurement dates for determining the accounting treatment of certain stock option grants differ from the measurement dates used by the Company in preparing its financial statements. As a result, the Company currently expects to record additional non-cash charges in the range of $10 million to $20 million for stock-based compensation over the period from fiscal 2000 through June 30, 2006 and will accordingly restate its financial statements for that period in its Annual Report on Form 10-K for the year ended December 31, 2006.

    As previously announced, the Company submitted a pre-clearance letter to the Office of the Chief Accountant (the OCA) of the Securities and Exchange Commission seeking guidance from the OCA on the Company's determination of accounting measurement dates for certain stock options granted between December 1999 and June 30, 2006. The Company received comments on its submission from the OCA Staff and has responded to those comments. The Company now expects to be able to complete the restatement of its prior period financial statements and to file its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006 and March 31, 2007 during June 2007.

    Update on Nasdaq Stock Market Proceedings

    As previously announced, the Company has received notice that it is not in compliance with Nasdaq listing requirements due to its failure to file its periodic reports. On March 12, 2007, the Company was informed by The Nasdaq Stock Market that the Nasdaq Listing and Hearing Review Council has stayed the April 26, 2007 deadline for the delisting of the Company's securities, pending further action by the Listing Council. The Listing Council further informed the Company that it may submit additional written information for the Listing Council's consideration by June 1, 2007.

    The Company plans to make a further submission for the consideration of the Listing Council on or prior to June 1, 2007. In its submission, the Company plans to report on its progress in restating its prior period financial statements and its plan to file the required reports during June, and it will ask the Listing Council for additional time to accommodate this schedule. The Listing Council will review the written record and may consider other matters such as the existence and content of public filings and press releases issued by the Company. The Company's shares will remain listed on NASDAQ pending the completion of the Listing Council's review.

    The Company cannot predict when the Listing Council will complete its review or render a decision. There can be no assurance that the outcome of the Listing Council's review will be favorable to the Company, that the Listing Council will not lift the stay, or that the Company's securities will remain listed on The Nasdaq Stock Market.

    About iBasis

    Founded in 1996, iBasis (NASDAQ: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(R) web-based offering (www.pingo.com) and disposable calling cards that are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers, including AT&T, Verizon, China Mobile, China Unicom, IDT, Qwest, Skype, Telecom Italia, Telefonica, And Yahoo. iBasis carried more than 11 billion minutes of international voice over IP (VoIP) traffic in 2006, and is one of the largest carriers of international voice traffic in the world(1). The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    1. Based on Telegeography 2007 and iBasis actual 2006 traffic.

    iBasis and Pingo are registered marks, The iBasis Network and the global VoIP company are trademarks of iBasis, Inc. All other trademarks are the property of their respective owners.

    Except for historical information, all of the expectations, plans and assumptions contained in the foregoing press release, including those relating to the Company's expectation that it will be able to complete the restatement of its prior period financial statements and to file its delinquent periodic reports during June 2007 and the Company's plan to make a submission to the Nasdaq Listing Council asking for additional time to file its periodic reports, constitute forward-looking statements under Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the Company's inability to meet the requirements of the NASDAQ Stock Market for continued listing of the Company's shares, (ii) the Company's ability to execute its business plan; (iii) the extent of adoption of the Company's services and the timing and amount of revenue and gross profit generated by these services; (iv) fluctuations in the market for and pricing of these services; (v) the success of the Company's plans to contest the FCC ruling on prepaid calling cards; (vi) the ability of the Company and Royal KPN to consummate the proposed transaction due to regulatory restrictions, the failure to receive shareholder approval, the ability to successfully integrate their operations and employees, the ability to realize anticipated synergies, the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market, business conditions and volatility and uncertainty in the markets that the Company and Royal KPN serve; and
(vii) the other factors described in the Company's periodic and current reports, all of which are available at www.sec.gov. Such forward-looking statements are only as of the date they are made, and we have no current intention to update any forward-looking statements.

    CONTACT: iBasis, Inc.
             Media:
             Chris Ward, +1-781-505-7557
             cward@ibasis.net
             or
             Investors:
             Richard Tennant, +1-781-505-7409
             ir@ibasis.net